Exhibit 99.3: Press Release:

TIGER TELEMATICS, INC. COMPLETES PHASE 2 OF RESTRUCTURING IN EUROPE BY SELLING TIGER TELEMATICS, LTD. TO A SWEDISH FIRM.



JACKSONVILLE, Fla., January 7, 2003 /PRNewswire-FirstCall/ -- Tiger Telematics, Inc. (OTC Bulletin Board: TIGR - News; www.tigertelematics.com ) headquartered here and with offices in London, UK, said it has completed phase two of a restructuring of its European operations by selling the stock of Tiger Telematics, Ltd. to a Swedish firm Norrtulls Mobilextra Aktiebolag of Stockhom, Sweden. Tiger did not sell the rights to any of its new TT product line of telematics units. Nortulls has changed the name and is relocating the business to Sweden. "The transaction, which closed in late December, was done to sale the Scandinavian order book for EE product under our old business model to allow Tiger to focus on Western Europe. We will retain all rights to use the name Tiger Telematics. This in no way affects any previously announced wireless carrier agreements in England that are continuing with Tiger Telematics, Europe, Ltd. ("Tiger Europe"). The transaction was completed in exchange for a debt assumption and the establishment of a 10-year royalty agreement, said Steve Carroll, a Director of Tiger Europe. "We will enjoy income from the Scandinavian orders that can now be better serviced by this Swedish based seller of telecommunications equipment. Tiger can now focus in Europe on Western Europe with our subsidiary Tiger Europe, to concentrate specifically on completing the development of its next generation telematics product, concluding outstanding product trials in England, and to market exclusively for England and Western Europe. Tiger Europe will focus on the fleet vehicle and rental car market and expects to announce trials in the next few weeks from several major firms as soon as the oral agreements can be documented."

"We can reduce our costs and debts and still enjoy revenue and income from the royalty agreement. We wish them success in getting the EE product in that market. Our business will focus on England under our new business model where we have wireless agreements and still improve our speed in coming to the market with large fleet providers in England," advised Michael Carrender, Chief Executive Officer of Tiger Telematics, Inc. "Our core strategy is to sign multi-year agreements with wireless carriers and major fleet operators under our fleet service partnership program that enables fleet operators to gain the benefits of telematic products with little or no upfront costs. Fleet operators pay a monthly fee-per-vehicle in the range of $30-$45 to their wireless carrier, who in turn share a major portion of that revenue with us."

About Tiger

Tiger Telematics, Inc. is a designer, developer and marketer of mobile telematic systems and services that combine global positioning and voice recognition technology to locate and track vehicles and people down to street level in countries throughout the world. The systems are designed to operate on GSM, which is the standard operating system for wireless carriers in the UK and in Continental Europe, and are currently being marketed to GSM current and potential subscribers, primarily by the company's London-based subsidiaries.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Tiger Telematics, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Tiger Telematics, Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; and those risks discussed in the Company's filings with the SEC.
For further information please contact: Mike Carrender, CEO of Tiger Telematics, Inc., +1-904-279-9240.



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